Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD ) ER ( Ticker: SPXI7EV2 ) Underlying: February 27, 2026 Pricing date: March 1, 2027, February 28, 2028, February 27, 2029, February 27, 2030, February 27, 2031, February 27, 2032 and February 28, 2033 (the “final valuation date”) Valuation dates: March 3, 2033 Maturity date: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the applicable premium threshold value, the notes will be automatically redeemed for $1,000 plus the applicable premium Automatic early redemption: At least 15.00% of the stated principal amount per annum * Premium: 17332TZJ1 / US17332TZJ14 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final v aluation date Final underlying value: (final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than the initial underlying value: $1,000 × underlying return × upside participation rate • If the final underlying value is less than or equal to the initial underlying value: $0 Return amount: 100% Upside participation rate: $1,000 + return amount (if any) If the notes are not automatically redeemed prior to maturity and the final underlying value is less than or equal to the initial underlying value, you will be repaid your stated principal amount at maturity but will not receive any premium or return amount. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated January 28, 2026 Pricing supplement: * The actual premium applicable to each valuation date prior to the final valuation date will be determined on the pricing da te. **Assumes that the premium applicable to each valuation date prior to the final valuation date will be set at the lowest valu e indicated in this offering summary. ***Assumes the notes have not been redeemed prior to maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 7 Year Autocallable S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER Notes Premium Premium threshold value Valuation date on which the underlying exceeds the applicable premium threshold value 15.00% 100.75% of the initial underlying value Year 1 30.00% 101.50% of the initial underlying value Year 2 45.00% 102.25% of the initial underlying value Year 3 60.00% 103.00% of the initial underlying value Year 4 75.00% 103.75% of the initial underlying value Year 5 90.00% 104.50% of the initial underlying value Year 6 If the closing value of the underlying is not greater than or equal to the applicable premium threshold value on any valuation date prior to the final valuation date, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Automatic Early Redemption** Hypothetical Payment at Maturity***

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Selected Risks • You may not receive any return on your investment in the notes . • The notes are riskier than notes with a shorter term. • The notes do not pay interest. • Your potential return on the notes in connection with an automatic early redemption is limited. • Your return on the notes depends on the closing value of the underlying on only the valuation dates. • The term of the notes may be as short as one year • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. • The underlying is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates. • The underlying may perform poorly if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 2% per annum. • The decrement of 2% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 2%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the value of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement, product supplement and index supplement for a more complete description of risks relating to the notes.